Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Outdoor Holding Company on Forms S-8 (No. 333-251677 and No. 333-277078) and Form S-3 (No. 333-252786) of our reports dated June 16, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Outdoor Holding Company for the year ended March 31, 2025.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

June 16, 2025